Exhibit 99.1

DIGITAL YEARBOOK ENTERS INTO OPTION AGREEMENT TO ACQUIRE IRON ORE PROPERTY

Lynnwood, Washington, June 16, 2011 – (OTCBB: DYBK)

Digital Yearbook Inc. (“Digital” or the “Company”) is pleased to announce that on June 13, 2011 the Company entered into an Agreement (“Agreement”) with J2 Mining Ventures Ltd., a private Jersey, Channel Islands company (“J2”), to take over J2’s interest in an option agreement to purchase an iron ore exploration property (the “Property”) in Albany County, Wyoming, which consists of mineral leases and unpatented mining claims aggregating approximately 350 acres.  J2 has agreed to assign to the Company its option (the “Option”) to acquire a 100% interest in the Property which is wholly owned by Wyomex LLC, a Wyoming limited partnership. A significant amount of work has been completed historically on the Property, including 117 drill holes totalling over 85,000 feet, metallurgical work, a pilot plant test study, a resource estimate, and a pre-feasibility study. None of this historical information or reports meet Canadian NI 43-101 or US SEC Guide 7 standards.

Pursuant to the Option, J2 can acquire 100% interest in the Property from Wyomex by notice and by paying a total purchase price of $7,000,000, consisting of an initial payment of $85,000 and a 4.5% gross metal value (“GMV”) royalty, payable prior to production as  a minimum advance of $62,500 every 6 months (as index-adjusted for inflation), and upon commercial production from the Property, a minimum of $150,000 per year.  Once the full $7,000,000 has been paid to Wyomex, the GMV royalty reduces to 1.5% on metals production.  Completion of the Option is subject to due diligence which is still ongoing, and standard regulatory conditions.

Ed Mulhern, the Company’s president, has searched for an appropriate iron ore exploration property since taking over management several months ago.  The company has decided to abandon its former business of developing and offering software products for the creation of interactive digital yearbook software.

Under terms of the Agreement, the Company will reimburse J2 for its direct costs of acquiring and maintaining the Option, has arranged for an initial financing of one million dollars and a subsequent commitment of an additional $1 million, and will restructure its board to appoint three directors, which is to include Andrew Brodkey and a representative of the financiers.  Andrew Brodkey is to become the Company’s President and CEO, Dr. David Hackman is to become VP Exploration, and J2 is to provide project technical services. Kriyah Consultants LLC of Tucson, Arizona will provide administration and CFO services, all under terms to be agreed.

Closing of the Agreement is scheduled to occur by June 30, 2011.

Also, in keeping with the Company’s new business direction, the Company has decided to undergo a 37 for 1 forward stock split and to change its name to “Titan Iron Ore Corp.”  These changes are underway and are expected to be completed in the coming days.

Additionally, existing restricted share stockholders have agreed to transfer 18,000,000 post forward split restricted affiliate stock to incoming officers, directors and consultants and to cancel all but 363,000 of their remaining post split restricted stock.

About Digital Yearbook Inc.

Digital is based in Lynnwood, Washington and trades on the OTC Bulletin Board under the trading symbol “DYBK”. The Company is now focused on the acquisition of iron ore exploration and development mining properties located in regions that enjoy stable politics, sound economies and friendly business environments.

For additional information contact:
Ed Mulhern, Chief Executive Officer
Email: mulhernone@gmail.com   PH: (425) 286-3068

Forward Looking Statements
This news release contains forward-looking statements. Forward looking statements in this news release include that we will earn an interest in the Wyoming property and complete a financing; that we can agree on all terms necessary and close the Agreement; that the Wyoming property is prospective for iron ore; that we will restructure with a stock split and new name, that we can raise financing to carry out our obligations. There can be no certainty regarding the ability of the Company to achieve these results, including agreement with other parties and, approvals by regulatory agencies. There can be no assurance that the Company will be able to raise the financing necessary to exercise the option described herein or to fulfill its underlying obligations. As well, results may differ as a result of geological information resulting in changed plans for exploration, our ability to contract equipment and labor, current economic conditions and the state of mineral exploration and mineral prices in general.  Accordingly, actual results may vary materially from those described in forward-looking statements. As a result, readers are advised not to place undue reliance on forward-looking statements or information. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as is required under applicable securities laws. Readers should also refer to the risk factors of junior mining exploration companies in annual reports filed on EDGAR to understand the many risks facing our company.